Exhibit 99(b)
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: October 30, 2007
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
THIRD QUARTER 2007 EARNINGS
Southfield, Michigan – October 30, 2007 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $14.7 million, or $0.47 per diluted share, for the three months ended September 30, 2007 compared to consolidated net income of $15.3 million, or $0.44 per diluted share for the same period in 2006. For the nine months ended September 30, 2007 consolidated net income was $42.4 million, or $1.36 per diluted share, compared to consolidated net income of $50.1 million, or $1.38 per diluted share for the same period in 2006.
Income from continuing operations for the three months ended September 30, 2007 was $13.5 million, or $0.43 per diluted share compared to $15.4 million, or $0.44 per diluted share for the same period in 2006. For the nine months ended September 30, 2007, income from continuing operations was $41.3 million, or $1.32 per diluted share, compared to $50.3 million, or $1.38 per diluted share for the same period in 2006.
Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and nine months ended September 30, 2007.
Operating Results
Results for the three and nine months ended September 30, 2007 compared to the same periods in 2006 include the following:

	% Change
	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
Consumer loan unit volume	-1.3%	17.0%
Consumer loan dollar volume	-0.3%	27.2%
Number of active dealer-partners	22.3%	27.2%
Total cash collections on loans	7.1%	8.8%
Average consumer loan amount	1.1%	8.7%
Average loan receivable balance	27.2%	21.7%

Originations
The following table summarizes consumer loan origination dollar growth in each of the last seven quarters compared with the same period in the previous year:

Year over Year
Growth in Consumer Loan Dollar Volume
Three Months Ended	% Change
March 31, 2006	10.3%
June 30, 2006	5.0%
September 30, 2006	27.8%
December 31, 2006	39.2%
March 31, 2007	41.6%
June 30, 2007	40.5%
September 30, 2007	-0.3%
Loan origination dollar volume declined 0.3% during the third quarter of 2007 as compared to the prior year same period. This decline follows four consecutive quarters of very rapid loan growth. As detailed in the table below, the decline in loan origination volume was the result of lower volumes per dealer-partner, partially offset by an increase in the number of active dealer-partners. Average volume per dealer-partner declined as a result of reduced advance rates as compared to the prior year period. Advance rates were reduced during the first six months of 2007 in order to increase the spread between the advance rate and the collection rate and reduce the risk of future advance losses.
The following table summarizes the changes in active dealer-partners and corresponding consumer loan unit volume for the three months ended September 30, 2007 and 2006:

	Three Months Ended September 30,
	2007	2006	% change
Consumer loan unit volume	22,351	22,648	-1.3%
Active dealer-partners (1)	1,945	1,590	22.3%

Average volume per active dealer-partner	11.5	14.2	-19.0%

Consumer loan unit volume from dealer-partners active both periods	14,942	18,067	-17.3%
Dealer-partners active both periods	1,025	1,025	0.0%

Average volume per dealer-partner active both periods	14.6	17.6	-17.3%

Consumer loan unit volume from new dealer-partners	5,504	1,322	316.3%
New active dealer-partners (2)	702	218	222.0%

Average volume per new active dealer-partner	7.8	6.1	27.9%

Attrition (3)	-20.2%	-20.3%

(1)	Active dealer-partners are dealer-partners who submit at least one consumer loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and submitted their first consumer loan to us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who submitted at least one consumer loan during the comparable period of the prior year but who submitted no consumer loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer Loan Performance
Although the majority of loan originations are recorded in our financial statements as dealer loans, each transaction starts with a loan from the dealer-partner to the individual purchasing the vehicle. Since the cash flows available to repay the dealer loans are generated, in most cases, from the underlying consumer loan, the performance of the consumer loans is critical to our financial results. The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of September 30, 2007. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans (refer to our Form 10-Q for definitions of each).

	Forecasted			% of Forecast
Loan Origination Year	Collection %	Advance %	Spread %	Realized
1998	67.4%	46.1%	21.3%	99.7%
1999	72.3%	48.7%	23.6%	99.0%
2000	72.9%	47.9%	25.0%	98.2%
2001	67.8%	46.0%	21.8%	97.6%
2002	71.0%	42.2%	28.8%	97.2%
2003	74.5%	43.4%	31.1%	96.9%
2004	73.9%	44.0%	29.9%	92.0%
2005	74.3%	46.9%	27.4%	81.3%
2006	70.4%	46.6%	23.8%	52.1%
2007	70.1%	46.4%	23.7%	16.0%
The following tables compare our forecast of consumer loan collection rates as of September 30, 2007, with the forecast as of June 30, 2007 and as of December 31, 2006:

	September 30, 2007	June 30, 2007
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1998	67.4%	67.5%	-0.1%
1999	72.3%	72.4%	-0.1%
2000	72.9%	72.9%	0.0%
2001	67.8%	67.8%	0.0%
2002	71.0%	71.0%	0.0%
2003	74.5%	74.4%	0.1%
2004	73.9%	74.0%	-0.1%
2005	74.3%	74.1%	0.2%
2006	70.4%	70.7%	-0.3%

	September 30, 2007	December 31, 2006
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1998	67.4%	67.5%	-0.1%
1999	72.3%	72.4%	-0.1%
2000	72.9%	73.0%	-0.1%
2001	67.8%	67.7%	0.1%
2002	71.0%	70.7%	0.3%
2003	74.5%	74.2%	0.3%
2004	73.9%	73.9%	0.0%
2005	74.3%	74.2%*	0.1%
2006	70.4%	71.1%*	-0.7%
2007	70.1%	69.9%**	0.2%

* These forecasted collection percentages differ from those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2006 and our 2006 earnings release as they have been revised for a seasonality factor. This seasonality factor was first applied during the first quarter of 2007. The following table compares our forecast of consumer loan collection rates as of September 30, 2007, with the forecast as of December 31, 2006, without the seasonality factors:

	September 30, 2007	December 31, 2006
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
2005	74.3%	73.8%	0.5%
2006	70.4%	70.5%	-0.1%
Forecasted collection percentages prior to 2005 are not materially impacted by the seasonality factors.
**Collection percentage represents the initial forecasted collection percentage for 2007 originations.
Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The tables below show our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “License Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted finance charge revenue, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three and nine months ended September 30, 2007 compared to the same periods in 2006 include the following:

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
(Dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change

Adjusted average capital	$724,884	$540,018	34.2%	$687,604	$536,289	28.2%
Adjusted net income	$15,740	$15,862	-0.8%	$46,697	$47,702	-2.1%
Interest expense after-tax	$5,689	$3,677	54.7%	$16,871	$9,495	77.7%
Adjusted net income plus interest expense after-tax	$21,429	$19,539	9.7%	$63,568	$57,197	11.1%
Adjusted return on capital	11.8%	14.5%	-18.6%	12.3%	14.2%	-13.4%
Cost of capital	7.1%	8.0%	-11.3%	7.1%	8.3%	-14.5%
Economic profit	$8,517	$8,775	-2.9%	$26,817	$23,731	13.0%
GAAP Diluted weighted average shares outstanding	31,139,612	35,074,557	-11.2%	31,228,893	36,348,390	-14.1%
Adjusted net income per diluted share	$0.51	$0.45	13.3%	$1.50	$1.31	14.5%
Economic profit decreased 2.9% for the three months ended September 30, 2007 and increased 13.0% for the nine months ended September 30, 2007.
For the three months ended September 30, 2007, adjusted average capital grew at 34.2% while the adjusted return on capital declined from 14.5% to 11.8%. For the nine months, adjusted average capital grew at 28.2% while the adjusted return on capital declined from 14.2% to 12.3%. Pricing changes implemented in the third quarter of 2006 positively impacted growth in adjusted average capital and negatively impacted the return on capital for the 2007 periods.

The following table shows how non-GAAP measures reconcile to GAAP measures:

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
(Dollars in thousands, except per share data)	2007	2006	% Change	2007	2006	% Change
Adjusted net income (1)
GAAP net income	$14,742	$15,342		$42,432	$50,145
Floating yield adjustment (after-tax)	1,265	1,273		1,964	(558)
License fee yield adjustment (after-tax)	925	(663)		3,633	(1,935)
Reduction in tax reserves related to discontinued United Kingdom segment	(1,282)	—		(1,282)	—
Adjustment resulting in comparable tax rate for both periods (2)	90	(90)		(50)	50

Adjusted net income	$15,740	$15,862	-0.8%	$46,697	$47,702	-2.1%

Adjusted net income per diluted share	$0.51	$0.45	13.3%	$1.50	$1.31	14.5%
Diluted weighted average shares outstanding:	31,139,612	35,074,557	-11.2%	31,228,893	36,348,390	-14.1%

Adjusted average capital
GAAP average debt	$477,930	$260,439		$454,595	$223,807
GAAP average shareholders’ equity	243,922	281,631		231,788	313,996
Floating yield adjustment	8,348	5,295		7,669	5,179
License fee yield adjustment	(5,316)	(7,347)		(6,448)	(6,693)

Adjusted average capital	$724,884	$540,018	34.2%	$687,604	$536,289	28.2%

Adjusted return on capital
Adjusted net income	$15,740	$15,862		$46,697	$47,702
Interest expense after-tax	5,689	3,677		16,871	9,495

Adjusted net income plus interest expense after-tax	$21,429	$19,539	9.7%	$63,568	$57,197	11.1%

Adjusted return on capital (3)	11.8%	14.5%	-18.6%	12.3%	14.2%	-13.4%

Economic profit
Adjusted return on capital	11.8%	14.5%		12.3%	14.2%
Cost of capital (4)	7.1%	8.0%		7.1%	8.3%

Adjusted return on capital in excess of cost of capital	4.7%	6.5%		5.2%	5.9%
Adjusted average capital	$724,884	$540,018		$687,604	$536,289

Economic profit	$8,517	$8,775	-2.9%	$26,817	$23,731	13.0%

(1)	All after-tax adjustments calculated using a 37% tax rate.

(2)	This adjustment allows the reader to compare the current period to the prior period assuming a comparable tax rate in both periods. We estimate a 37% long term effective tax rate.

(3)	Adjusted return on capital is defined as annualized adjusted net income plus interest expense after-tax divided by adjusted average capital.

(4)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 — tax rate) x (the average 30 year treasury rate + 5% — pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three and nine months ended September 30, 2007, the average 30 year treasury rate was 4.9% and the pre-tax average cost of debt was 7.6% and 7.9%, respectively.

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
License Fee Yield Adjustment
The purpose of this adjustment is to make revenue from license fees comparable across time periods. In 2001, we began charging dealer-partners a monthly licensing fee for access to our internet-based Credit Approval Processing System, also known as CAPS.
Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly license fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record license fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as license fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though license fees had always been recorded as a yield adjustment.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Certain statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2006, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast the amount and timing of future collections could have a material adverse effect on our results of operations.

•	Due to increased competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	Our ability to maintain and grow the business is dependent on our ability to continue to access funding sources and obtain capital on favorable terms.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	The substantial regulation to which we are subject limits the business, and such regulation or changes in such regulation could result in potential liability.

•	Adverse changes in economic conditions, or in the automobile or finance industries or the non-prime consumer finance market, could adversely affect our financial position, liquidity and results of operations and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect our ability to operate profitably.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our consumers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Finance charges	$56,743	$47,474	$162,240	$141,400
License fees	60	3,599	226	9,700
Other income	4,255	4,329	14,229	12,409

Total revenue	61,058	55,402	176,695	163,509

Costs and expenses:
Salaries and wages	13,620	10,908	38,573	31,467
General and administrative	7,266	6,063	20,542	19,125
Sales and marketing	3,835	3,942	12,451	11,707
Provision for credit losses	5,931	4,404	13,602	7,569
Interest	9,030	5,837	26,781	15,071
Other expense	16	40	74	177

Total costs and expenses	39,698	31,194	112,023	85,116

Operating income	21,360	24,208	64,672	78,393
Foreign currency gain	26	1	64	12

Income from continuing operations before provision for income taxes	21,386	24,209	64,736	78,405
Provision for income taxes	7,917	8,775	23,387	28,067

Income from continuing operations	13,469	15,434	41,349	50,338

Discontinued operations
Loss from discontinued United Kingdom operations	(9)	(132)	(280)	(277)
Credit for income taxes	(1,282)	(40)	(1,363)	(84)

Gain (loss) on discontinued operations	1,273	(92)	1,083	(193)

Net income	$14,742	$15,342	$42,432	$50,145

Net income per common share:
Basic	$0.49	$0.46	$1.41	$1.47

Diluted	$0.47	$0.44	$1.36	$1.38

Income from continuing operations per common share:
Basic	$0.45	$0.47	$1.38	$1.48

Diluted	$0.43	$0.44	$1.32	$1.38

Gain (loss) from discontinued operations per common share:
Basic	$0.04	$(0.00)	$0.04	$(0.01)

Diluted	$0.04	$(0.00)	$0.03	$(0.01)

Weighted average shares outstanding:
Basic	30,015,048	33,093,592	30,069,639	34,062,249
Diluted	31,139,612	35,074,557	31,228,893	36,348,390

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS:
Cash and cash equivalents	$5,407	$8,528
Restricted cash and cash equivalents	64,518	45,609
Restricted securities available for sale	3,504	3,564
Loans receivable (including $16,559 and $23,038 from affiliates as of September 30, 2007 and December 31, 2006, respectively)	886,033	754,571
Allowance for credit losses	(130,037)	(128,791)

Loans receivable, net	755,996	625,780

Property and equipment, net	18,760	16,203
Income taxes receivable	11,884	11,734
Other assets	11,125	13,795

Total Assets	$871,194	$725,213

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$80,719	$78,294
Line of credit	37,300	38,400
Secured financing	445,600	345,144
Mortgage note and capital lease obligations	7,610	8,631
Deferred income taxes, net	50,139	44,397

Total Liabilities	621,368	514,866

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,173,342 and 30,179,959 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	302	302
Paid-in capital	1,014	828
Retained earnings	248,518	209,253
Accumulated other comprehensive loss, net of tax of $4 and $19 at September 30, 2007 and December 31, 2006, respectively	(8)	(36)

Total Shareholders’ Equity	249,826	210,347

Total Liabilities and Shareholders’ Equity	$871,194	$725,213